Exhibit 10.23
SUNRISE SENIOR LIVING
EXECUTIVE DEFERRED COMPENSATION PLAN
As Amended and Restated Effective January 1, 2009

TABLE OF CONTENTS

ARTICLE 1 — Definitions		1
1.1	Annual Deferral	1
1.2	Beneficiary	1
1.3	Code	1
1.4	Committee	1
1.5	Company	1
1.6	Compensation	1
1.7	Crediting Rate	1
1.8	Deferral Account	1
1.9	Deferral Contribution Period	1
1.10	Deferral Commitment or Deferral Unit	2
1.11	Deferral Election Form	2
1.12	Eligible Employee	2
1.13	Employer	2
1.14	Employer Contribution Credit	2
1.15	ERISA	2
1.16	Participant	2
1.17	Plan	2
1.18	Plan Year	2
1.19	Separation from Service	2
1.20	Specified Employee	3
1.21	Unforeseeable Emergency	3
1.22	Valuation Date	3
1.23	Vesting Schedule	3
ARTICLE 2 — Participation		4
2.1	Deferral Election Form	4
2.2	Initial Eligibility	4
2.3	Performance-Based Compensation	4
2.4	Continuation of Participation	4
2.5	Suspension of Deferral Commitment	4
ARTICLE 3 — Form of Deferral Commitments		5
3.1	Minimum Deferral Commitment	5
3.2	Maximum Deferral Commitment	5
ARTICLE 4 — Deferral Accounts		5
4.1	Deferral Accounts	5
4.2	Investment of Deferral Accounts	5
4.3	Statements of Account	5
4.4	Vesting of Deferral Accounts	6
ARTICLE 5 — Employer Contributions		6
5.1	Employer Contribution Credits	6
5.2	Vesting	6
ARTICLE 6 — Payment of Benefits		6
6.1	Payment of Benefits	6
6.2	Form of Benefits	6

6.3	In-Service Distributions	6
6.4	Further Deferrals	7
6.5	Unforeseeable Emergency Distributions	7
ARTICLE 7 — Survivor Benefits		7
7.1	Pre—Retirement Survivor Benefit	8
ARTICLE 8 — Administration of the Plan		8
8.1	Administration	8
8.2	Determination of Benefits	8
8.3	Liability for Benefit Payments	8
8.4	Expenses	8
ARTICLE 9 — Beneficiary Designation		9
9.1	Beneficiary Designation	9
9.2	New Beneficiary Designation	9
9.3	Failure to Designate Beneficiary	9
9.4	Proper Beneficiary	9
ARTICLE 10 — Amendment and Termination of the Plan		9
10.1	Amendment of the Plan	9
10.2	Termination of the Plan	9
ARTICLE 11 — General Provisions		10
11.1	Nonassignability	10
11.2	Participant’s Rights Unsecured	10
11.3	Protective Provisions	10
11.4	Tax Liability	10
11.5	Successors of the Company	10
11.6	ERISA Plan	11
11.7	Domestic Relations Orders	11
11.8	Employment Not Guaranteed	11
11.9	Construction	11
11.10	Severability	11
11.11	Incapacity of Recipient	11
11.12	Applicable Law	11
11.13	Payment Upon Income Inclusion	12
11.14	Notice	12
11.15	Arbitration	12
11.16	Compliance with Section 409A	12
11.17	No Guarantee of Benefits	12
11.18	Mergers/Account Transfers	12

ii

Preamble
Sunrise Senior Living, Inc. (the “Company”) hereby amends and restates the Executive Deferred Compensation Plan (the “Plan”), effective January 1, 2009. The Plan was originally effective as of June 1, 2001, and was established to enable Plan participants to enhance their retirement savings by permitting them to enter into agreements with the Company to defer compensation and receive benefits at retirement, death, separation from service, or as otherwise provided under the Plan.
ARTICLE 1 — Definitions
1.1	Annual Deferral. Annual Deferral shall mean the amount of Compensation that the Participant elects to defer under the Deferral Commitment pursuant to Article 3 of the Plan.

1.2	Beneficiary. Beneficiary shall mean the person or persons or entity designated as such in accordance with Article 9 of the Plan.

1.3	Code. Code shall mean the Internal Revenue Code of 1986 and any regulations thereunder, as amended from time to time.

1.4	Committee. Committee shall mean the committee appointed by the Company to administer the Plan pursuant to Article 8 of the Plan.

1.5	Company. Company shall mean Sunrise Senior Living, Inc. and its successor.

1.6	Compensation. Compensation shall mean a Participant’s base salary and such bonuses (and other compensation items) as may be designated by the Committee in its sole discretion for the Deferral Contribution Period (and reflected in the applicable Deferral Election Form), before reductions for deferrals.

1.7	Crediting Rate. Crediting Rate shall mean those investment alternatives designated by the Committee from time to time for determining the earnings (or investment gain or loss) to be credited to a Participant’s Deferral Account. The Committee, in its sole discretion, shall establish such rules and requirements as it deems necessary or appropriate (in its sole discretion) for applying, and (if applicable) permitting Participants to make elections as to, the Crediting Rate.

1.8	Deferral Account. Deferral Account shall mean the bookkeeping account established by the Company for a Participant for amounts credited on the Participant’s behalf (if any) under Section 4.1 and Section 5.1.

1.9	Deferral Contribution Period. Deferral Contribution Period shall mean the period of one (1) Plan Year, or such other period as the Committee may establish in its sole discretion consistent with Code section 409A, over which the Participant has elected to defer Compensation pursuant to Article 3 of the Plan.

1.10	Deferral Commitment or Deferral Unit. Deferral Commitment or Deferral Unit shall mean a commitment made by a Participant to defer Compensation pursuant to Articles 2 and 3 of the Plan for which a Deferral Election Form has been timely submitted by the Participant.

1.11	Deferral Election Form. Deferral Election Form shall mean election made in writing or other form established by the Committee in its sole discretion by which a Participant elects to participate in the Plan and make a Deferral Commitment.

1.12	Eligible Employee. Eligible Employee shall mean Director level and above of the senior management of an Employer (or such other or different group of management or highly compensated employees as may be designated by the Company as eligible to participate in the Plan). A newly Eligible Employee shall be eligible to participate in the Plan as of the first day of the month following the completion of one month of employment with the Company (or such earlier or later date as may be established by the Company in its sole discretion consistent with Code section 409A).

1.13	Employer. Employer shall mean the Company and any of its affiliates whose employees participate under the Plan, and their successors.

1.14	Employer Contribution Credit. Employer Contribution Credit shall mean the amount to be credited to a Participant’s Deferral Account pursuant to Section 5.1.

1.15	ERISA. ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.16	Participant. Participant shall mean (a) an Eligible Employee who is participating in the Plan as provided in Article 2, (b) a former Eligible Employee for whom a Deferral Account is being maintained under the Plan or (c) a non-Eligible Employee for whom a Deferral Account has otherwise been established under the Plan.

1.17	Plan. Plan shall mean the Executive Deferred Compensation Plan, as amended from time to time (and any successor plan).

1.18	Plan Year. Plan Year shall mean the 12-month period from January 1 through December 31.

1.19	Separation from Service. The termination of an individual’s employment with the Employer and all affiliates (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)) for any reason other than death, as determined by the Committee in accordance with Section 1.409A-1(h) and any other applicable provisions of the regulations. In determining whether a Participant has experienced a Separation from Service, the following rules shall apply:
(a)	A Participant shall be considered to have experienced a Separation from Service when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

(b)	If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months (29 months in the case of disability leave within the meaning of Treas. Reg. Section 1.409A-1(h)(i)), or if longer, for such period as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of leave exceeds 6 months (29 months in the case of disability leave) and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period (29-month period in the case of disability leave). In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.
1.20	Specified Employee. An employee of an Employer who is a “specified employee” within the meaning of Treas. Reg. Section 1.409A-1(h), as determined by the Company or its delegate.

1.21	Unforeseeable Emergency. Unforeseeable Emergency means (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant or the Participant’s spouse, beneficiary or dependent (as defined in Code Section 152(b)(1), (b)(2) and (d)(1)(B); (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The definition of Unforeseeable Emergency shall be interpreted and applied consistent with Code Section 409A and the regulations and other guidance issued thereunder.

1.22	Valuation Date. Valuation Date shall mean the last day of each Plan Year calendar quarter, or such other dates as the Committee may determine in its discretion, which must be at least annually, for the valuation of a Participant’s Deferral Account.

1.23	Vesting Schedule. Vesting Schedule shall mean the date or dates, as determined by the Company or Committee at the time Employer Contribution Credits are made to the Plan or thereafter, on which a Participant’s interest in such credits (as adjusted for the applicable Crediting Rate) shall vest and not be subject to forfeiture. The Company or the Committee may, upon such terms and conditions as it may establish in its sole discretion, count for vesting purposes the prior service of a Participant with an acquired company or other company with which the Company has engaged in a corporate or other transaction (and its affiliates).
ARTICLE 2 — Participation
2.1	Deferral Election Form. Any Eligible Employee may elect to participate in the Plan and to make a Deferral Commitment by submitting a completed Deferral Election Form to the Committee (by electronic or other means established by the Committee) prior to the beginning of the Deferral Contribution Period. All elections made in accordance with this Article shall be irrevocable as of the last date such election may be made (or such earlier date as may be established by the Committee in its sole discretion).

2.2	Initial Eligibility. Notwithstanding Section 2.1, the Committee may, in its sole discretion, permit a newly Eligible Employee (to the extent permitted under Code section 409A) to submit an initial Deferral Election Form within thirty (30) days after the date on which the Employee first became eligible to participate in the Plan (or at such earlier time as may be established by the Committee in its sole discretion). The Deferral Commitment shall become effective as of the first pay period after the date on which the Deferral Election Form is submitted to the Committee (or other time required to comply with Code Section 409A). Except as otherwise permitted by the Committee (and set forth in the applicable Deferral Election Form), such an election shall only apply to the Participant’s base pay for the remainder of the Deferral Contribution Period.

2.3	Performance-Based Compensation. Notwithstanding Section 2.1, the Committee may, in its sole discretion, permit an Eligible Employee to submit a separate Deferral Election Form to defer any bonus which qualifies as performance-based compensation (within the meaning of Treas. Reg. Section 1.409A-1(e)) no later than 6 months before the end of the performance period (or at such earlier time as may be established by the Committee in its sole discretion). To be eligible to make such an election, the Eligible Employee must have continuously performed services for the Employer from the later of (a) the beginning of the performance period, or (b) the date upon which the performance criteria for such compensation are established, through the date upon which the Employee submits the Deferral Election Form for such compensation. In no event shall a deferral election submitted under this Section 2.3 be permitted to apply to any amount of performance-based compensation that has become readily ascertainable.

2.4	Continuation of Participation. A Participant who has elected to participate in the Plan by making a Deferral Commitment shall continue as a Participant in the Plan for purposes of such Deferral Commitment even though in any Plan Year after such Deferral Commitment such Participant ceases to be an Eligible Employee. A Participant shall not be eligible to make a new Deferral Commitment for a future Plan Year unless the Participant is an Eligible Employee for that Plan Year.

2.5	Suspension of Deferral Commitment. Notwithstanding Section 2.4,

(a)	the Deferral Commitment of a Participant who is determined by the Committee to be suffering from a disability (within the meaning of Treas. Reg. Section 1.409A-3(j)(4)(xii)) shall, to the extent provided by the Committee in its sole discretion consistent with Section 1.409A-3(j)(4)(xii), be cancelled for the remainder of the Plan Year during which the Participant first suffers the disability; and

(b)	the Deferral Commitment of a Participant who has experienced an Unforeseeable Emergency shall, to the extent provided by the Committee in its sole discretion consistent with Treas. Reg. Section 1.409A-3(j)(4)(viii), be cancelled for the remainder of the Plan Year during which the Participant first experienced the Unforeseeable Emergency.
To the extent permitted under Treas. Reg. Section 1.409A-3(j)(4)(viii), a Participant’s Deferral Commitment may also be cancelled if the Committee determines that such action is necessary for the Participant to obtain a hardship distribution from a tax qualified plan pursuant to Treas. Reg. Section 1.401(k)-1(d)(3) and any subsequent Deferral Commitment made by the Participant shall not become effective prior to six (6) months following the date of such hardship distribution (or other date established by the Committee in its sole discretion consistent with Code Section 409A).
ARTICLE 3 — Form of Deferral Commitments
3.1	Minimum Deferral Commitment. Except as otherwise established by the Committee in its sole discretion, there is no minimum required deferral amount under the Plan.

3.2	Maximum Deferral Commitment. The Committee may, in its sole discretion, establish such Deferral Commitment limits as it may deem necessary or appropriate in its sole discretion (consistent with Code section 409A).
ARTICLE 4 —Deferral Accounts

4.1	Deferral Accounts. A Deferral Account shall be established for each Participant. The Deferral Account shall be credited with the applicable portion of the Annual Deferral on or about the date such amounts would otherwise have been paid to the Participant (but for the Participant’s deferral election). A Participant’s Deferral Account shall also be credited with any account balance transferred from either the Marriott International, Inc. Executive Deferred Compensation Plan or the Fountains Retirement Communities, Inc. Deferred Compensation Plan for the Participant as of the date of transfer.

4.2	Investment of Deferral Accounts. The value of a Participant’s Deferral Account shall be adjusted each Valuation Date to reflect the applicable Crediting Rate since the last Valuation Date. The value shall also be adjusted for any (i) contribution credits made since the last Valuation Date and (ii) payments made to the Participant (or his or her Beneficiary) since that date.

4.3	Statements of Account. The Committee shall provide periodically (but no less frequently than annually) to each Participant a statement setting forth the balance of the Deferral Account maintained for such Participant.

4.4	Vesting of Deferral Accounts. Each Participant shall be one hundred percent (100%) vested at all times in the amount of Annual Deferrals credited to such Participant’s Deferral Account (as adjusted for the applicable Crediting Rate). The Participant shall become vested in any Employer Contributions credited to such Participant’s Deferral Account (as adjusted for the applicable Crediting Rate) in accordance with the applicable Vesting Schedule (or at such other time provided by the Company in its sole discretion). In the event the Participant dies prior to a Separation from Service, the Participant’s Deferral Account shall become one hundred percent (100%) vested as of the date of his or her death.
ARTICLE 5 — Employer Contributions
5.1	Employer Contribution Credits. Each Employer reserves the right to credit the Deferral Accounts of such Participants who are Eligible Employees (as the Company may designate its sole discretion) with additional or matching contribution credits at such times as the Company may determine in its sole discretion. The amount of the additional contribution credits, if any, shall be determined by the Company in its sole discretion. The amount of the matching contribution credits, if any, shall be equal to such percentage or amount of Compensation deferred by the Participant under the Plan for the applicable period, as determined by the Company in its sole discretion.

5.2	Vesting. Employer Contribution Credits credited to a Participant’s Deferral Account shall be distributed to a Participant only to the extent such amounts are vested. A Participant shall become vested in Company Contributions made on his or her behalf, and all earnings allocable thereunder, as provided in Section 4.4. Except as otherwise provided by the Company in its sole discretion, unvested Company Contributions shall be forfeited upon a Participant’s Separation from Service.
ARTICLE 6 — Payment of Benefits
6.1	Payment of Benefits. Upon Separation from Service, the Employer shall pay to the Participant a benefit in the form provided in Section 6.2 of the Plan, based on the balance of the Participant’s Deferral Account. Notwithstanding any other provision of this Plan to the contrary, distribution of a Participant’s vested Deferral Account shall be made within ninety (90) days of the Participant’s Separation from Service; provided, that, in the case of any Participant who had a Separation from Service in 2008, distribution shall be made in January of 2009. Notwithstanding the foregoing, distribution to a Participant who is a Specified Employee shall not be made under this Section until expiration of the six-month period following such Participant’s Separation from Service.

6.2	Form of Benefits. Payment shall be made in the form of a single lump sum equal to the vested balance of the applicable Deferral Account as of the Valuation Date coinciding with or next preceding the date payment is to be made.

6.3	In-Service Distributions. A Participant may, to the extent permitted by the Committee in its sole discretion, elect to receive payment of his or her Annual Deferral and any vested Employer Contribution Credits for the Deferral Contribution Period (as adjusted for the applicable Crediting Rate) as of January in any year which is at least four (4) years after the end of the Deferral Contribution Period for which such election was made (or other period permitted by the Committee and reflected on the applicable election form). Except as otherwise provided by the Committee in its sole discretion consistent with Code section 409A, such election shall be made on the Deferral Election Form for the applicable Deferral Contribution Period. Notwithstanding the foregoing, should an event occur prior to the scheduled distribution date for an in-service distribution under this section that would trigger payment under either Section 6.1 or Section 7.1, any affected amounts shall be paid in accordance with that Section (and not this Section 6.3).

6.4	Further Deferrals. Notwithstanding the foregoing, a Participant may, to the extent permitted by the Committee in its sole discretion consistent with Code section 409A, elect to further defer the date when payment of his or her Deferral Account is to be made, provided that —
(a)	the election is made more than one (1) year prior to the date payment is otherwise scheduled to begin;

(b)	the election does not become effective for twelve (12) months;

(c)	the date on which payment is to begin is delayed for at least five (5) years; and

(d)	the election meets such other or different requirements as may be determined by the Committee to be necessary to comply with Section 409A.
6.5	Unforeseeable Emergency Distributions. In the event of an Unforeseeable Emergency, the Participant may, to the extent permitted by the Committee in its sole discretion, apply for payment of all or a part of his or her vested Deferral Account as may be necessary to satisfy the Unforeseeable Emergency. The Administrator shall have the authority, in its sole discretion, to approve a payment under this Section, subject to the following rules:
(a)	The payment shall not exceed the lesser of (i) the vested portion of the Participant’s Deferral Account, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the distribution. Such payment shall be made in a lump sum no later than sixty (60) days after the Committee’s decision to approve the payment.

(b)	A Participant may not receive a payment hereunder to the extent that the Unforeseeable Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by suspension of deferrals under this Plan (to the extent permitted under Code section 409A).
ARTICLE 7 — Survivor Benefits

7.1	Pre-Retirement Survivor Benefit. Upon a Participant’s death, the Participant’s vested Deferral Account shall be paid to the Participant’s Beneficiary in a single lump sum. Payment shall be made within ninety (90) days of the Participant’s date of death. The amount of the death benefit to be paid hereunder shall be determined as of the Valuation Date coinciding with or next preceding the date payment is to be made.
ARTICLE 8 -Administration of the Plan
8.1	Administration. The Committee shall have full discretion to administer the Plan and interpret, construe and apply its provisions and shall have the right to establish such rules and guidelines for participation under the Plan as it deems necessary or appropriate, including, but not limited to, the type, manner and level of Deferral Commitments. The Committee may (a) establish such other rules and regulations as it may deem necessary or advisable for the administration of the Plan and (b) delegate all or any of its authority hereunder to individual members of the Committee or officers or other employees of the Company (or other Employer). All decisions of the Committee shall be final and binding. The individuals serving on the Committee shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance, arising out of any action taken by any member of the Committee with respect to the Plan, unless such liability arises from the individual’s own gross negligence or willful misconduct.

8.2	Determination of Benefits. The Committee shall make all determinations as to the rights to benefits under this Plan. Subject to and in compliance with the specific procedures contained in the applicable regulations under ERISA: (a) Any decision by the Committee denying a claim by a Participant or his beneficiary for benefits under this Plan shall be stated in writing and delivered or mailed to the Participant or Beneficiary; (b) each such notice shall set forth the specific reasons for the denial, written in a manner that is intended to be understood by the claimant; and (c) the Committee shall afford a reasonable opportunity to the Participant or Beneficiary for a full and fair review of the decision denying such claim. The benefit claims procedures then in effect under Section 503 of ERISA, as amended, and any regulations thereunder, shall be followed by the Committee in making any benefit determinations under this Plan. All interpretations, determinations and decisions of the Committee with respect to any claim hereunder shall be made in its sole discretion and shall be final and conclusive.

8.3	Liability for Benefit Payments. The obligation to pay a Participant’s benefits under the Plan shall, at all times, be the sole and exclusive liability and responsibility of the Employer that was responsible for the credits made to his or her Deferral Account but only to extent of such credits (as adjusted for the applicable Crediting Rate) determined in accordance with Section 6.2 or 7.1. No other Employer or other person or entity shall be liable for such payments.

8.4	Expenses. Unless the Company otherwise directs, the expenses of administering the Plan shall be borne by each Employer on a proportionate basis as determined by the Committee.

ARTICLE 9 —Beneficiary Designation
9.1	Beneficiary Designation. The Participant shall have the right at any time to designate any person or persons as a Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing (or by such other means established by the Committee) to the Company during the Participant’s lifetime on a form prescribed by the Committee. Except as otherwise provided by the Committee, if the Participant is married, his or her spouse shall be required to consent to any such designation naming a Beneficiary other than the spouse.

9.2	New Beneficiary Designation. The Participant shall have the right to change or revoke any such designation from time to time by filing a new designation or notice of revocation with the Company, and no notice to any Beneficiary nor consent by any Beneficiary shall be required to effect any such change or revocation. Except as otherwise provided by the Committee, if the Participant is married, his spouse shall be required to consent to any such change or revocation which results in the naming of a Beneficiary other than the spouse.

9.3	Failure to Designate Beneficiary. If a Participant fails to designate a Beneficiary before his or her death, or if no designated Beneficiary survives the Participant (or, in the case of a trust or other entity which is a designated Beneficiary, is in existence at the Participant’s death), the Participant’s vested Deferral Account shall be paid to the Participant’s surviving spouse or, if there is no surviving spouse on the date of his death, to his or her estate. Any payment hereunder shall fully discharge the Employer of all liability under the Plan with respect to the benefits of such deceased Participant.

9.4	Proper Beneficiary. If there is a dispute as to the proper beneficiary to receive payment hereunder, the Employer shall, to the extent consistent with Code section 409A and any regulations thereunder, have the right to withhold such payment until the matter is finally resolved or adjudicated; provided, that any payment made in good faith by the Employer shall fully discharge the Employer, Company and Committee from all further obligations with respect to that payment.
ARTICLE 10 — Amendment and Termination of the Plan
10.1	Amendment of the Plan. The Company may at any time amend the Plan in whole or in part, provided however, that such amendment shall not (a) decrease the vested balance of a Participant’s Deferral Account at the time of such amendment or (b) retroactively decrease the applicable Crediting Rates prior to the time of such amendment.

10.2	Termination of the Plan. The Company may at any time terminate the Plan as to all or any group of Participants. If the Company terminates the Plan, payment of the Deferral Accounts shall not be accelerated, but shall be made at such time as such Accounts would have otherwise been payable hereunder.

ARTICLE 11 — General Provisions
11.1	Nonassignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or in any manner whatsoever. These benefits shall be exempt from the claims of creditors or other claimants of any Participant and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law. Notwithstanding the foregoing, the Participant’s Deferral Account may, to the extent permitted under Code section 409A, be offset by any liability of the Participant to the Employer or any affiliate. An amount will be subject to offset hereunder if owed or otherwise payable by the Participant at any time and for any reason, including, but not limited to, a loan to the Participant, recovery of amounts due to misconduct of the Participant, or any other liability or obligation of the Participant of any type, as determined by the Committee.

11.2	Participant’s Rights Unsecured. The Plan is intended to be unfunded for purposes of both the Code and ERISA. The right of a Participant or his or her Beneficiary to receive payment of the Participant’s Deferral Account hereunder shall be a general unsecured claim against the Employer’s general assets, and neither the Participant nor his or her beneficiary shall have any rights in or against any amount credited to any investment account, trust or any other specific assets of the Employer. To the extent that any person acquires a right to receive payments from an Employer under the Plan, such right shall be no greater than the right of any general unsecured creditor of the Employer.

11.3	Protective Provisions. A Participant shall cooperate with the Employer and Committee by furnishing any and all information requested by the Employer or Committee in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer or Committee may deem necessary and taking such other action as may be requested by the Employer or Committee. If the Participant refuses to cooperate or makes any material misstatement or nondisclosure of information, the portion of the Participant’s Deferral Account attributable to Employer Contributions (as adjusted for the applicable Crediting Rate) shall, to the extent provided by the Company, be forfeited.

11.4	Tax Liability. Any required federal, state or local tax withholding may be withheld from any payment made pursuant to this Plan or from any other compensation payable to the Participant. Notwithstanding the foregoing, a Participant may, to the extent permitted by the Committee consistent with Code section 409A, elect to pay any required employment taxes (and any resulting income taxes) that arise as of the date of deferral (or, if later, vesting) hereunder either (a) by direct payment or (b) through the withholding of such amounts from other compensation due the Participant. In the alternative, the Administrator may, in its sole discretion, offset such taxes against the Participant’s vested Accounts to the extent permitted under Treas. Reg. Section 1.409A-3(j)(4) or other applicable regulations.

11.5	Successors of the Company. The rights and obligations of the Company and other Employer under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company or other Employer.

11.6	ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA and therefore to be exempt from Parts 2, 3, and 4 of Title I of ERISA. Notwithstanding any provisions of this Plan to the contrary, if any Participant is determined not to be a “management or highly compensated employee” within the meaning of ERISA or applicable regulations thereunder at the time a Deferral Commitment is elected, such Participant will not be eligible to complete such Deferral Commitment. Notwithstanding the foregoing, any amounts standing to the credit of such Participant’s Deferral Account shall be paid in accordance with the terms of the Plan, except that any amounts credited to such Participant’s Deferral Account in error due to such Participant’s ineligibility for participation in the Plan, may (to the extent permitted under Code section 409A or any applicable guidance thereunder) be returned to the Participant by the end of the applicable Deferral Contribution Period.

11.7	Domestic Relations Orders. If a Participant’s spouse or former spouse has been determined under a final domestic relations order to have an interest in the Participant’s vested Deferral Account, the Committee (or its delegate) may, in its sole discretion consistent with Code Section 409A, distribute the spouse’s or former spouse’s interest to that spouse or former spouse in accordance with such order.

11.8	Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

11.9	Construction. Titles of articles and sections herein are for convenience of reference only and are not to be taken into account in interpreting the Plan. The masculine whenever used herein shall include the feminine. The singular shall include the plural and the plural shall include the singular whenever used herein unless the context requires otherwise.

11.10	Severability. If any provision of the Plan shall be held invalid or unlawful for any reason, such event shall not affect or render invalid or unenforceable the remaining provisions of the Plan.

11.11	Incapacity of Recipient. If the Committee determines that any person to whom any benefits are payable hereunder is (a) unable to care for his or her affairs because of illness or accident or (b) a minor, any payment due under the Plan may be paid to the duly appointed guardian or conservator of such person or to any third party who is eligible to receive payment from the Plan for the account of such person. Any such payment shall be a complete discharge of the Employer’s liabilities hereunder.

11.12	Applicable Law. The Plan shall be governed and construed in accordance with the laws of the Commonwealth of Virginia except where the laws of such state are preempted by ERISA.

11.13	Payment Upon Income Inclusion. If any portion of a Participant’s Deferral Account is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code section 409A, the Committee may, to the extent permitted under Treas. Reg. §1.409A-3(j)(vii), determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (a) the portion of his or her Deferral Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Code section 409A, or (b) the vested portion of his or her Deferral Account.

11.14	Notice. Any notice, consent, election, claim or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent, election, claim or demand is to be mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address. The date of such mailing shall be deemed the date of notice, consent, election, claim or demand.

11.15	Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction.

11.16	Compliance with Section 409A. This Plan is intended to comply with the distribution and other applicable requirements of Code section 409A and the Plan shall be interpreted and applied to comply with section 409A.

11.17	No Guarantee of Benefits. Nothing in this Plan shall constitute a guarantee by Employer, Company, Committee or any other person or entity that the Employer’s assets will be sufficient to pay any benefits hereunder.

11.18	Mergers/Account Transfers. Upon the merger of, or the transfer of accounts from, another plan, the rights of such Participants to their prior plan accounts shall (except as otherwise required to comply with Code section 409A) be determined solely under the terms of this Plan and they shall have no further right, title or interest under the prior plan. By participating in, and accepting any benefits under, this Plan, any Participant to whom this Section 11.17 applies hereby waives any rights and claims that the Participant may have had at any time under the prior plan. This waiver shall be binding on all such Participants and their beneficiaries.

     IN WITNESS WHEREOF, Sunrise Senior Living, Inc. has caused this document to be executed by its duly authorized officer, this 19th day of December, 2008.

Sunrise Senior Living, Inc.
By:	/s/ Mark S. Ordan
Title: Chief Executive Officer